SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B) (C),
                      AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                               (Amendment No. 3)*

                           Defined Strategy Fund, Inc.
- ----------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.001 per Share
- ----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    24476Y100
- ----------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 29, 2009
- ----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1 (b)
      |X|   Rule 13d-1 (c)
      |_|   Rule 13d-1 (d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO. 24476Y100                    13G
- ------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Rockwood Partners, L.P.

- ------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [_]

- ------------------------------------------------------------------------------
3.    SEC USE ONLY


- ------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- ------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0 shares
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        237,699 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0 shares
    WITH
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     237,699 shares
- ------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      237,699 shares
- ------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [_]

- ------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.93%
- ------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
- ------------------------------------------------------------------------------









1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Rockwood Asset Management, Inc.

- ------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [_]

- ------------------------------------------------------------------------------
3.    SEC USE ONLY


- ------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- ------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0 shares
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        237,699 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0 shares
    WITH
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     237,699 shares
- ------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      237,699 shares
- ------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [_]

- ------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.93%
- ------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
- ------------------------------------------------------------------------------









1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Demeter Asset Management, Inc.

- ------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [_]

- ------------------------------------------------------------------------------
3.    SEC USE ONLY


- ------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- ------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0 shares
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        237,699 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0 shares
    WITH
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     237,699 shares
- ------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      237,699 shares
- ------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [_]

- ------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.93%
- ------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
- ------------------------------------------------------------------------------









1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Jay Buck

- ------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [_]

- ------------------------------------------------------------------------------
3.    SEC USE ONLY


- ------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- ------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0 shares
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        237,699 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0 shares
    WITH
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     237,699 shares

- ------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      237,699 shares
- ------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [_]

- ------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.93%
- ------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
- ------------------------------------------------------------------------------









      Item 1(a). Name of Issuer:

      Defined Strategy Fund, Inc.

      Item 1(b). Address of Issuer's Principal Executive Offices:

      800 Scudders Mill Rd.
      Plainsboro, NJ 08536



      Item 2(a). Name of Person Filing:

      This Schedule 13G is being filed by:

      (i) Rockwood Partners, L.P., a Delaware limited partnership ("Rockwood Partners"), with respect to the shares of Common Stock owned directly by it. Rockwood Partners is an investment limited partnership.

      (ii) Rockwood Asset Management, Inc., a Delaware corporation ("RAM"), with respect to shares of Common Stock also beneficially owned by Rockwood Partners, of which RAM is the general partner. RAM's primary business is serving as the general partner of Rockwood Partners.

      (iii) Demeter Asset Management, Inc., a Delaware corporation ("Demeter"), with respect to the shares of Common Stock also beneficially owned by Rockwood Partners for which Demeter serves as investment manager. Demeter is in the business of providing investment management services.

      (iv) Jay Buck with respect to the shares of Common Stock beneficially owned by: (a) Demeter, of which Mr. Buck is sole stockholder, President and director, and (b) RAM, of which Mr. Buck is the sole stockholder, President and director. Mr. Buck is a U.S. citizen who is principally engaged in the business of investing in securities as a shareholder and executive officer of Demeter.

      The shares of Common Stock to which this statement relates were acquired by Rockwood Partners. None of the shares of Common Stock are owned by or on behalf of Demeter, RAM or Mr. Buck.

      Demeter, Rockwood Partners, RAM and Mr. Buck are referred to collectively in this statement as the "Reporting Persons."

      Item 2(b). Address of Principal Business Office, or, if None, Residence:

                 The principal business office of each of the Reporting Persons is:
                     35 Mason Street
                     Greenwich, CT 06830

      Item 2(c). Citizenship:

      Buck is a United States citizen. RAM, Rockwood Partners, and Demeter are each organized under the laws of the State of Delaware.

      Item 2(d). Title of Class of Securities:

      Common Stock, par value $0.001 per share

      Item 2(e). CUSIP NUMBER:

      24476Y100



      Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person Filing is a:

(a)  |_|  Broker or dealer registered under Section 15 of the Act.

(b)  |_|  Bank as defined in Section 3(a)(6) of the Act.

(c)  |_|  Insurance Company as defined in Section 3(a)(19) of the Act.

(d) |_| Investment Company registered under Section 8 of the Investment Company Act.

(e)  |_|  Investment Adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E).

(f) |_| Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F).

(g)  |_|  Parent holding company, in accordance with Sec. 240.13d-1(b)(ii)(G).

(h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)  |_|  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d01(c), check this box
      |X|



Item 4. Ownership.

    A.  Rockwood Partners
         (a)   Amount beneficially owned:  237,699
         (b)   Percent of class:     5.93%
         (c)   (i)    Sole power to vote or direct the vote:                   0
               (ii)   Shared power to vote or direct the vote:           237,699
               (iii)  Sole power to dispose or direct the disposition:         0
               (iv)   Shared power to dispose or direct the disposition: 237,699

    B.  RAM
         (a)   Amount beneficially owned:  237,699
         (b)   Percent of class:     5.93%
         (c)   (i)    Sole power to vote or direct the vote:                   0
               (ii)   Shared power to vote or direct the vote:           237,699
               (iii)  Sole power to dispose or direct the disposition:         0
               (iv)   Shared power to dispose or direct the disposition: 237,699

    C.  Demeter
         (a)   Amount beneficially owned:  237,699
         (b)   Percent of class:     5.93%
         (c)   (i)    Sole power to vote or direct the vote:                   0
               (ii)   Shared power to vote or direct the vote:           237,699
               (iii)  Sole power to dispose or direct the disposition:         0
               (iv)   Shared power to dispose or direct the disposition: 237,699

    D.  Buck
         (a)   Amount beneficially owned:  237,699
         (b)   Percent of class:     5.93%
         (c)   (i)    Sole power to vote or direct the vote:                   0
               (ii)   Shared power to vote or direct the vote:           237,699
               (iii)  Sole power to dispose or direct the disposition:         0
               (iv)   Shared power to dispose or direct the disposition: 237,699



Item 5. Ownership of Five Percent or Less of a Class.

        n.a.



Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        n.a.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company.

        n.a.



Item 8. Identification and Classification of members of the Group.

        n.a.



Item 9. Notice of Dissolution of Group.

        n.a.



Item 10. Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                   SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 30, 2009

ROCKWOOD PARTNERS, L.P.
By:  Rockwood Asset Management, Inc.,
         its general partner

By:      /s/ Jay Buck
Name:    Jay Buck
Title:   President

ROCKWOOD ASSET MANAGEMENT, INC.
By:      /s/ Jay Buck
Name:    Jay Buck
Title:   President

DEMETER ASSET MANAGEMENT, INC.

By:      /s/ Jay Buck
Name:    Jay Buck
Title:   President

JAY BUCK
(Individually)

/s/      Jay Buck